                                                                     EXHIBIT 4.4

                                   AGREEMENT

            This Agreement, dated October 25, 2002 (this "Agreement"), among Royal Caribbean Cruises Ltd., a Liberian corporation ("RCCL"), P&O Princess Cruises plc, a public limited company incorporated in England and Wales ("POPC"), and Joex Limited, a company formed under the laws of the Isle of Man ("JOEX").

            WHEREAS, RCCL and POPC are parties to a letter agreement, dated as of October 11, 2001 (the "Confidentiality Agreement").

            WHEREAS, the parties hereto are parties to the Joint Venture Agreement, dated as of November 19, 2001 (the "Joint Venture Agreement").

            WHEREAS, RCCL and POPC are parties to the Implementation Agreement, dated as of November 19, 2001 (the "Implementation Agreement").

            WHEREAS, simultaneously with the execution and delivery hereof, the board of directors of POPC is withdrawing its recommendation to its shareholders of the Implementation Agreement and the transactions contemplated by the Implementation Agreement, which would give RCCL the right to terminate the Implementation Agreement and thereby to receive the P&O Princess Termination Amount.

            WHEREAS, the parties hereto wish to amend and terminate the Joint Venture Agreement and to grant to each other mutual releases in connection therewith, in each case, on the terms and conditions set forth herein.

            WHEREAS, RCCL and POPC wish to terminate the Implementation Agreement and to grant to each other mutual releases in connection therewith, in each case, on the terms and conditions set forth herein.

            WHEREAS, all things necessary to make this Agreement a valid and binding obligation of the parties hereto in accordance with its respective terms have been done.

            NOW, THEREFORE, the parties hereto agree as follows:

            1. All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Joint Venture Agreement or the Implementation Agreement, as applicable.

            2. In return for good and valuable consideration, the sufficiency of which is hereby acknowledged, simultaneously with the execution of this Agreement POPC shall pay to RCCL the P&O Princess Termination Amount by wire transfer of immediately available funds in the amount of $62,500,00.00 to the account specified in Appendix A hereto. POPC represents and warrants to RCCL upon the execution of this Agreement and payment of the P&O Princess Termination Amount that (i) it has all requisite power and authority to make, and has taken all corporate action necessary to authorize, the payment of the P&O Princess Termination Amount to RCCL, (ii) no approvals, consents or other confirmations are required from any Governmental Entity in connection with the payment of the P&O Princess Termination Amount to RCCL and (iii) the P&O Princess Termination Amount is free and clear of any and all Claims (as defined in Section 3 below).

            3. In return for good and valuable consideration, the sufficiency of which is hereby acknowledged, each of RCCL and POPC, on behalf of itself, its Subsidiaries and Affiliates, and the directors, officers, employees, representatives, trustees, agents, successors, assigns and predecessors in interest of itself, its Subsidiaries and/or its Affiliates (each, for purposes of this Section 3, a "Releasing Party"), hereby absolutely, fully and forever releases and discharges each other party hereto, each Subsidiary or Affiliate of each other party hereto and each director, officer, employee, representative, trustee, agent, successor, assign and predecessor in interest of each other party hereto and/or any of their Subsidiaries or Affiliates (each, for purposes of this Section 3, a "Released Party") from any and all claims, counterclaims, actions, causes of actions, suits, rights, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, demands and liabilities whatsoever, whether in law, admiralty or equity, (collectively "Claims") that any Releasing Party, or any of them, ever had, now has or hereafter can have against any Released Party, or any of them, whether jointly or severally, under, or that are based on, arise from or otherwise relate, directly or indirectly, to, the Implementation Agreement.

            4. Notwithstanding anything to the contrary contained in the Joint Venture Agreement or any acts or omissions by the parties thereto, pursuant to
Section 9.01(a) of the Joint Venture Agreement the parties hereto hereby agree to terminate the Joint Venture Agreement at 12:01 a.m. (New York City time) on January 1, 2003 (such time and date, the "JV Termination Date"); provided, however, that such termination shall occur only if no Change of Control with respect to RCCL or POPC shall have occurred prior to the JV Termination Date. The parties agree that, pending any termination pursuant to the preceding sentence, they shall negotiate in good faith to agree and implement a procedure in respect of JOEX such that JOEX will, to the maximum extent possible and permitted by Law and in the most tax-efficient manner, (i) provide funds to each of RCCL and POPC as soon as possible (whether by loan or some other arrangement) in an amount equal to the cash previously paid by it to JOEX pursuant to Section 3.01(e) of the Joint Venture Agreement plus the interest actually earned by JOEX on such amount, less one-half of the expenses incurred and reasonably expected to be incurred by JOEX prior to the JV Termination Date (in each case, the "Return Amount"), (ii) make a return of capital to each of RCCL and POPC equal to the Return Amount and (iii) after any such return of capital, be wound up. If RCCL and POPC shall not have agreed on the procedure contemplated by the preceding sentence by the JV Termination Date, then RCCL and POPC shall, to the maximum extent possible and permitted by Law, take all necessary action to wind up JOEX and to make a distribution to each of RCCL and POPC in cash equal to the Return Amount as part of such winding up.

            5. In return for good and valuable consideration, the sufficiency of which is hereby acknowledged, each party hereto, on behalf of itself, its Subsidiaries and Affiliates, and the directors, officers, employees, representatives, trustees, agents, successors, assigns and predecessors in interest of itself, its Subsidiaries and/or its Affiliates (each, for purposes of this Section 5, a "Releasing Party"), hereby absolutely, fully and forever releases and discharges each other party hereto, each Subsidiary or Affiliate of each other party hereto and each director, officer, employee, representative, trustee, agent, successor, assign and predecessor in interest of each other party hereto and/or of any of their Subsidiaries or Affiliates (each, for purposes of this Section 5, a "Released Party") from any and all Claims that any Releasing Party, or any of them, ever had, now has or hereafter can have against any Released Party, or any of them, whether jointly or severally, under, or that are based on, arise from or otherwise relate, directly or indirectly, to, the Joint Venture Agreement; provided, however, that the foregoing shall cease to apply and to have any legal force or effect (i) forever from the date on which a Change of Control occurs with respect to POPC or RCCL, if such Change of Control occurs prior to January 1, 2003 and (ii) from the date on which a Trigger Event as defined in clause (ii) of Section 8.03(f) of the Joint Venture Agreement occurs with respect to POPC or RCCL until January 1, 2003, if such Trigger Event occurs prior to January 1, 2003.

            6. Notwithstanding anything to the contrary contained in the Implementation Agreement or any acts or omissions by the parties thereto, RCCL and POPC hereby terminate the Implementation Agreement pursuant to Section 6.1 thereof effective immediately. POPC acknowledges and agrees that the Voting Agreement, dated as of December 3, 2001, among POPC, A. Wilhelmsen AS and Cruise Associates (the "Voting Agreement"), shall terminate and be of no further force and effect as of the termination of the Implementation Agreement. In return for good and valuable consideration, the sufficiency of which is hereby acknowledged, POPC, on behalf of itself, its Subsidiaries and Affiliates, and the directors, officers, employees, representatives, trustees, agents, successors, assigns and predecessors in interest of itself, its Subsidiaries and/or its Affiliates (each, for purposes of this Section 6, a "Releasing Party"), hereby absolutely, fully and forever releases and discharges each of Cruise Associates and A. Wilhelmsen AS (each a "Major Stockholder"), each Subsidiary or Affiliate of each Major Stockholder and each director, officer, employee, representative, trustee, agent, successor, assign and predecessor in interest of each Major Stockholder and/or of any of their Subsidiaries or Affiliates (each, for purposes of this Section 6, a "Released Party") from any and all Claims that any Releasing Party, or any of them, ever had, now has or hereafter can have against any Released Party, or any of them, whether jointly or severally, under, or that are based on, arise from or otherwise relate, directly or indirectly, to, the Voting Agreement.

            7. POPC represents, warrants and covenants to RCCL that it has not entered into, and prior to January 1, 2003 will not enter into, any contract or agreement with any other Person that would prevent, restrict or otherwise limit in any way its ability, or the ability of its directors, officers, employees, representatives, advisors or agents, to (i) have discussions with, negotiate with or furnish information to RCCL, or its directors, officers, employees, representatives, advisors or agents, with respect to any proposal or offer with respect to a merger, takeover, reorganization, share exchange, scheme of arrangement, dual-holding company transaction, consolidation or similar transaction involving RCCL and POPC (any such proposal or offer, a "POPC/RCCL Transaction Proposal") or (ii) enter into an agreement in relation to a POPC/RCCL Transaction Proposal and/or recommend a POPC/RCCL Transaction Proposal to the shareholders of POPC. POPC further covenants to RCCL that it will promptly provide RCCL with copies of all business, operating and financial information (including both historical and prospective information) relating to POPC and its Subsidiaries which POPC or any of its Representatives furnishes to Carnival Corporation or any of its Representatives prior to January 1, 2003.

            8. Without otherwise limiting their respective rights thereunder, RCCL and POPC hereby agree that the execution and delivery of this Agreement by RCCL and POPC shall not trigger any obligation on the part of either RCCL or POPC pursuant to Section 3 of the Confidentiality Agreement to return any Information (as defined in the Confidentiality Agreement).

            9. No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the parties would otherwise have.

            10. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto or, in the case of a waiver, by the party against whom the waiver is to be effective.

            11. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. A facsimile copy of a signature page shall be deemed to be an original signature page.

            12. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding any choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

            13. The parties hereby irrevocably submit to the jurisdiction of the Federal courts of the United States of America located in the Borough of Manhattan, New York State (or if, but only if, such Federal courts have no subject matter jurisdiction over such matter, to the jurisdiction of the courts of the State of New York located in the Borough of Manhattan, New York State) solely in respect of the interpretation and enforcement of the provisions of this Agreement and thereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Federal court (or if, but only if, such Federal courts have no subject matter jurisdiction over such matter, in the courts of the State of New York located in the Borough of Manhattan, New York State).

            14. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

            15. This Agreement shall constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person, other than the parties hereto and any other Persons on whose behalf the releases and discharges in paragraphs 3, 5 or 6 are given or for whose benefit such releases and discharges are made, any rights, benefits, obligations, liabilities or remedies hereunder.

            16. Notwithstanding anything to the contrary contained herein, this Agreement shall become effective only upon receipt by RCCL of the Settlement Amount as provided in Section 2.

            IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

ROYAL CARIBBEAN CRUISES LTD.

By: /s/ Bonnie Biumi
   ------------------------------------
   Name: Bonnie S. Biumi
   Title: Acting Chief Financial Officer


P&O PRINCESS CRUISES PLC

By: /s/ Peter Ratcliffe
   ------------------------------------
   Name: Peter Ratcliffe
   Title: Chief Executive Officer


JOEX LIMITED

By: /s/ Nick Luff
   ------------------------------------
   Name: Nick Luff
   Title: Director

                                                                      APPENDIX A

                         Royal Caribbean Account Details

JPMorgan Chase, New York
ABA#: 021-000-021
Swift Code: CHASUS33

Account Name: Royal Caribbean Cruises Ltd.
Account#: [omitted]

                    JPMorgan Chase

227 Monroe Street, 27th Floor
Chicago, IL 60606

Contact:       Maria Chavez
               Phone: (312) 541-0246
               Fax:   (312) 541-0181